Exhibit 10.ii.l

SALT STORAGE AND HANDLING AGREEMENT – BARGE TERMINAL

THIS AGREEMENT is made and entered into as of May 1, 2006 by and between CARGILL, INCORPORATED, with a place of business at 12800 Whitewater Drive, Minnetonka, MN 55343-9406 (“Cargill”), and MOSAIC CROP NUTRITION, LLC, principal office and place of business at 3033 Campus Drive, Suite E490, Plymouth, MN 55441(“Handler”).

The parties, intending to be legally bound, mutually agree as follows:

Products to be stored and handled:	Bulk Clearlane® Enhanced Deicer
Bulk Industrial Salt
(hereinafter both are collectively called “Salt”)

Location of storage and handling facility:	Mosaic Crop Nutrition, LLC
8710 South Cargill Road
Pekin, IL 61554 (the “Facility”)

Term: This Agreement shall be in effect for 1 year, commencing on May 1, 2006, through and including April 30, 2007 (“Term”).

Storage and Handling fees:	Cargill shall pay to Handler the following storage and handling fee(s):

Bulk Clearlane® Enhanced Deicer

• Inbound Salt: $2.50 per short ton of Salt unloaded from barge and transported to building.

• Outbound Salt: $2.50 per short ton of Salt loaded out from building onto trucks.

• Rental Charge: $3,000 per month for 5,000 ton bin in inside storage building.

Bulk Industrial Salt

• Inbound Salt: 2.50 per short ton of Salt unloaded from barge

• Outbound Salt: $2.50 per short ton of Salt loaded out from building onto trucks

• Rental Charge: $3,000 per month 5000 ton bin inside storage building

If fuel rates reach $3.50 (basis the Department of Energy Regional Weekly On-Highway Diesel Price publication) both parties agree to discuss the above mentioned rates at the end of each Term

Handler will:	• Provide an indoor bulk storage bin at the Facility suitable for storing a minimum of 5,000 tons of Bulk Clearlane® Enhanced Deicer and 5,000 tons of Bulk Industrial Salt.

•       Receive and promptly unload barges for immediate delivery to Cargill’s customers or move Salt to storage pad at the Facility. Unloading of the barges shall involve removing and replacing barge lids, unloading promptly and blade cleaning.

• Receive orders from Cargill and dispatch trucks, as directed by Cargill, to complete the orders.

• Ensure that each and every truck that arrives at the Facility for loading is weighed empty, to obtain the tare weight. Trucks will be loaded and weighed to obtain the gross weight.

•     Maintain a scale certification log to verify compliance with scale certification rules and regulations. Said log will include documented date of scale certification and the corresponding seal number, and will, at all times, be available at the Facility for review by Cargill representatives.

•     Ensure that the operator of the scale is properly trained and is familiar with current and appropriate weight laws. If applicable, ensure that the operator of the scale shall be a certified public weighmaster, certified by the appropriate local or state agency, with a copy of said certificate at the Facility.

• Load all trucks within the legal load limits.

• Prepare shipping documents, barge receipts, and inventory reports in accordance with Cargill specifications.

•     Unload barges in the order they are received (first-in, first-out) within three (3) working days of receipt, excluding Saturdays, Sundays and legal holidays. Cargill shall allow one (1) additional free day for each Cargill-loaded barge that arrives at the Facility within the same calendar day. (In other words, for purposes of illustration only, if three Cargill-loaded barges — B1, B2 and B3 – arrive on the same calendar day, Handler will have three free days to unload B1, four free days to unload B2, and five free days to unload B3). If Handler is unable to unload the barges within the allowable free time, Handler will be responsible for barge demurrage, and shall indemnify and hold Cargill harmless from and against all such demurrage costs.

Cargill will:	• Pay storage and handling fees within thirty (30) days of receipt of invoice.

• Provide Handler with shipping documents, recaps and inbound barge schedules and barge weights.

In addition, the parties agree to the following terms and conditions:

1.	Services. Cargill shall from time to time during the term hereof deliver or cause to be delivered to the Facility by barge quantities of Salt. The foregoing imposes no obligation on Cargill to deliver any Salt to the Facility or any minimum annual quantity.

Handler shall provide all of the necessary labor and equipment, including stevedoring, wharfage, trucking to stockpile, stacking, and blade cleaning of barge, to unload the Salt from the barges onto trucks for delivery to Cargill’s customers or to store and stack the Salt on the storage pad. When unloading the barges, Handler agrees to inspect each barge and the Salt for damage or contamination and report any such damage or contamination to Cargill. In the event the Salt is damaged or contaminated, Handler shall suspend unloading immediately and notify Cargill of such damage or contamination. Cargill will instruct Handler how to proceed.

If Cargill deems it necessary to protect the Salt at the Facility by covering same, Cargill shall, at its own expense, provide the covering material. Handler shall properly stack and shape the Salt and do all the things necessary for a third party to cover the Salt. Handler shall inspect the cover on at least a weekly basis and notify Cargill if repairs to the cover are necessary. Repairs shall be made to the cover at Cargill’s expense, unless the cover was damaged due to Handler’s negligence, in which case Handler shall pay for said repairs.

When requested by Cargill, Handler shall screen the Salt loaded into trucks to remove lumps and shall crush lumps by running over it with equipment. Cargill shall specify as to the method used by Handler to remove lumps. Said equipment shall be furnished at Cargill’s expense.

2.	Taxes. All taxes and assessments levied against the Facility shall be for Handler’s account and Handler agrees to indemnify and hold Cargill harmless from and against any liability for same. All taxes levied against the Salt, while in store at the Facility, shall be for Cargill’s account, and Cargill agrees to indemnify and save Handler harmless from and against any liability for same.

3.	Insurance. During the term of this Agreement, Handler shall, at its own expense, carry in full force and effect those insurance policies more fully described herein:

(a)	Commercial General Liability Insurance (“CGL”), including personal injury, contractual liability and coverage for the property of others in Handler’s care, custody and control, with limits of $1,000,000.00 per occurrence.

(b)	Handler shall either (i) delete the marine operations exclusion and the care, custody, and control exclusion in Handler’s CGL policy, or (ii) obtain Wharfinger’s Liability Insurance (to insure Handler’s warranty of a safe berth and Handler’s obligations as bailee of Cargill owned or leased property) and Terminal Operator’s Liability Insurance (to insure Handler against liability arising from its acts or omissions which cause personal injury or property damage to third parties) and Stevedore’s Liability Insurance, with limits of $1,000,000.00.

(c)	Workers Compensation Insurance with statutory limits.

(d)	Employer’s Liability Insurance with limits of $1,000,000.00 per occurrence.

(e)	U.S. Longshore and Harbor Workers’ Act coverage with statutory limits.

If any work is subcontracted, Handler shall require each subcontractor to maintain the insurance described above. Handler shall not, however, subcontract services to be provided hereunder without the prior written consent of Cargill. Handler shall provide Certificates of Insurance evidencing the above coverages prior to commencement of this Agreement. All policies except Workers Compensation and Employer’s Liability shall name Cargill, Incorporated as an additional insured. Said policies shall provide Cargill with thirty (30) days written notice of cancellation or material change and shall be obtained from companies reasonably satisfactory to Cargill.

4.	Handler Indemnity. Handler agrees to indemnify, defend and hold harmless Cargill and its officers, directors, employees and agents, from and against any and all losses, expenses, damages, demands and claims (including reasonable attorneys’ fees), arising out of (i) its breach of this Agreement; (ii) its negligence or willful misconduct; and (iii) any and all liens or other encumbrances which may be asserted against the Salt or other property of Cargill by third parties. In addition, Handler shall be fully responsible for, and shall indemnify and hold Cargill harmless from and against, all wages, unemployment compensation, and workers’ compensation for Handler employees, agents, and independent contractors. Handler’s obligations under this provision shall survive the expiration or termination of this Agreement.

Cargill Indemnity. Cargill agrees to indemnify, defend and hold harmless Handler and its officers, directors, employees and agents, to the extent any and all losses, expenses, damages, demands and claims (including reasonable attorneys’ fees), arising out of (i) its breach of this Agreement; and (ii) its negligence or willful misconduct. Cargill’s obligations under this provision shall survive the expiration or termination of this Agreement.

5.

Salt Quality. Any shortages of the Salt in excess of an allowed shrinkage of 1 1/2 percent shall be Handler’s sole liability, and Handler shall reimburse Cargill for such shortages at the then prevailing market price for the Salt; provided, however, that Handler shall not be liable for loss due to an event of force majeure, as defined in Section 13.

The amount of shrink shall be the difference between the tonnage shipped in, unloaded and stored (as verified by the barge freight bills) and the tonnage reloaded and shipped out (as verified by the truck scale tickets).

If either party protests the weights designated on the barge fright bills or on the truck scale tickets, the protesting party shall have the right and duty to check such weights by weighing such inbound or outbound shipments itself and shall inform the other party of any discrepancies. In the event the parties are unable to resolve a dispute concerning weights, they shall have a mutually agreed upon third party determine the weights, whose determination shall be final and binding.

6.	Independent Contractors. Nothing contained herein shall be construed in such a manner as to deem the relationship between the parties as that of principal-agent, master-servant, partners, or joint venturers. Rather, Handler is an independent contractor and has no authority to make binding commitments for or on behalf of Cargill, and each party shall be solely responsible for the acts and omissions of its own employees and agents and shall further be responsible for all wages, salaries, social security, unemployment insurance, and all other obligations, whether compulsory or in the nature of fringe benefits, due its own employees and agents.

7.	Breach. If either party breaches of any of its obligations under this Agreement, the non-breaching party may give thirty (30) days notice of termination, and if the breach has not been cured during the said 30-day period, either party may terminate this Agreement. In addition, if there are more than three or more material breaches in any consecutive twelve-month period, even if cured in a 30-day period, then this Agreement shall terminate.

In the event Handler (i) files a voluntary petition in bankruptcy; (ii) makes an assignment for the benefit of creditors; (iii) is adjudicated as bankrupt; (iv) becomes insolvent; (v) abandons the Facility; or (vi) breaches Section 11 herein, Cargill may terminate this Agreement effective immediately and remove all Salt from Facility.

Termination, pursuant to this Section, while being in itself a remedy for breach, shall not preclude any other legal or equitable remedy which is available to the terminating party.

8.	Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, provided, however, either party with notice to the other shall be permitted to assign its rights or obligations under this Agreement to a successor to substantially all of its assets and business, or to the successor of the assignor as a result of a statutory merger or consolidation, or to an affiliate. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

9.	Access to Facility. Cargill shall have access to the Facility at all reasonable times for the purpose of verifying records, taking inventories, removing the Salt or other purposes related to the operations contemplated herein.

10.	Title. Title to all of the Salt stored at the Facility shall remain in Cargill. Handler agrees to indemnify and hold Cargill harmless and protect the Salt from all liens or claims arising out of transactions or litigation between Handler and third parties.

11.	Compliance with Laws. Handler shall comply with all present and future federal, state, and municipal laws, regulations, and ordinances, including without limitation those relating to the environment, covering facilities, equipment, and the services contemplated under this Agreement. Handler represents and warrants that it has (and will maintain throughout the term of this Agreement) all permits from the governing local, state, and federal authorities necessary to perform the services contemplated herein.

Handler shall notify Cargill of any environmental inspection with respect to the Facility, and shall notify Cargill of Handler’s receipt of any notice regarding any pending environmental inspection with respect to the Facility, no later than twenty four hours after said inspection or receipt of said notice. Handler shall notify Cargill within twenty-four hours of Handler becoming aware of any actual, potential, alleged, or threatened violation of any environmental law, rule, regulation, or ordinance in connection with or relating to the storage and handling of the Salt at the Facility.

12.	Dispute Resolution. The parties shall submit any dispute, controversy or claim arising out of, relating to, or having any connection with this Agreement to arbitration in Minneapolis, Minnesota in accordance with the commercial arbitration rules, then obtaining, of the American Arbitration Association (“AAA”), except to the extent modified herein, and agree to abide by the arbitral decision and award. Judgment upon the award shall be final and binding and may be entered by any court of competent jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Minnesota excluding any conflict of laws provisions.

The arbitrators shall be appointed as follows: each party shall appoint an arbitrator from a list to be prepared by the AAA. The arbitrator appointed by each party must be either (a) actively engaged in the buying or selling of industrial products and have been so engaged for a minimum of five years, or (b) retired after at least five years of active engagement in the buying or selling of industrial products. The party-appointed arbitrators shall select from the AAA’s list a third arbitrator who meets the above requirement. If the party-appointed arbitrators fail to agree on a third arbitrator, the AAA shall appoint a third arbitrator who meets the above requirement.

13.	Force Majeure. If Handler or Cargill is unable to perform an obligation under this Agreement by reason of a force majeure event, the time for performance of this obligation shall be extended until the force majeure event ceases. However, if the force majeure event lasts for more than ninety (90) days, the non-affected party may terminate this Agreement immediately by giving the other party written notice of such termination.

“Force majeure” shall mean any cause beyond the reasonable control of the affected party preventing said affected party in whole or in part from performing its obligations hereunder. Force majeure shall include, but is not limited to, the following: acts of God, acts of any governmental body, whether civil or military of foreign or domestic, acts of public enemy, riots, strikes, labor disputes, all perils and accidents of the seas or other waters, fires, explosions, floods, winds, and embargoes.

Upon occurrence of a force majeure event, the affected party shall promptly notify the other party giving a description of the nature, cause, and probable duration of the force majeure event. Said affected party shall exercise due diligence to remedy and overcome the force majeure event.

14.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties. There are no terms or conditions other than those stated herein, and no agreements, understandings, representations, or warranties, oral or written, of any kind, except those expressly set forth herein. This Agreement shall supersede any other storage and handling agreement previously executed by the parties, or any amendment thereto, and all such previous agreements shall have no force and effect.

15.	Equal Opportunity Employer. Cargill is an Equal Opportunity Employer and a government contractor. As such, this Agreement is subject to the rules and regulations imposed upon contractors 29 C.F.R. part 470, where applicable, and subcontractors pursuant to 41 C.F.R. Chapter 60.

Unless a contract is exempt by regulations issued by the Secretary of Labor, the following procedures are incorporated by reference in each contract: the equal opportunity clause contained in 41 C.F.R. § 60-1.4; the affirmative action clause contained in 41 C.F.R. § 60-250.4 relating to the employment of disabled veterans; and the affirmative action clause contained in 41 C.F.R. § 60-741.5 relating to the employment of individuals with physical or mental disabilities.

16. Notices. Any notice, request, demand, statement or consent required or permitted to be given hereunder shall be in writing, shall be signed by or on behalf of the party giving notice, and shall be personally delivered or sent by express service, facsimile, or certified or registered mail, return receipt requested, postage prepaid, to the other party to the respective address given below:

Cargill:

Cargill, Incorporated

Cargill Deicing Technology Business Unit

Attention: Sarah Sessler

24950 Country Club Blvd, Suite 450

North Olmstead, OH 44070

Handler:

Mosaic Crop Nutrition, LLC

Atria Corporate Center, E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Mark Nordwald, Regional Sales Manager

Facsimile No.: (763) 559–2860

Telephone No.: (763) 577-2796

Any party may change its address for purposes of this Agreement by giving written notice in accordance with the provisions of this Article.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month, and year first above written.

CARGILL, INCORPORATED	MOSAIC CROP NUTRITION, LLC

By:	By:

Print Name:	Print Name:

Its:	Its: